Exhibit 99.1

The expenses to be incurred by CMS Energy Corporation relating to the offering of $250,000,000 principal amount of its 5.875% Junior Subordinated Notes due 2078, under CMS Energy Corporation’s Registration Statement on Form S-3 (Registration No. 333-216355) and a related prospectus supplement filed with the Securities and Exchange Commission and dated September 20, 2018 are estimated to be as follows:

Estimated Fees

SEC Registration Fee (1)	$35,794
Services of Independent Registered Public Accounting Firms	45,000
Trustee Fees and Expenses	12,000
Legal Fees and Expenses	40,000
Rating Agency Fees	506,250
Printing and Delivery Expenses	8,000
Listing Fees	80,550
Miscellaneous Expenses	12,000
Total	$739,594

(1) SEC Registration Fee calculated to include an additional $37,500,000 principal amount of 5.875% Junior Subordinated Notes due 2078 subject to the over-allotment option granted to the underwriters of the offering.